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                                                                     EXHIBIT 5.1

                                  July 26, 2004

Alaska Air Group, Inc.
19300 Pacific Highway South
Seattle, WA 98188

    Re:  Registration Statement on Form S-8
         Relating to Alaska Air Group, Inc. 2004 Long-Term Incentive Equity Plan

Ladies and Gentlemen:

         We have acted as counsel to Alaska Air Group, Inc. (the "Company") in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") relating to the registration of shares (the "Shares") of Common Stock, $1.00 par value per share, of the Company issuable under the Company's 2004 Long-Term Incentive Equity Plan (the "Plan"). In connection therewith, we have reviewed the Registration Statement, the Company's Restated Certificate of Incorporation, Bylaws, minutes of appropriate meetings of the Board of Directors of the Company, a copy of the Plan and such other documents and records as we deem appropriate.

         Based on that review, it is our opinion that the Shares will be, when issued and sold pursuant to and in accordance with the terms of the Plan, validly issued, fully paid and non-assessable under Delaware law.

         We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                         Very truly yours,

                                         /s/ PRESTON GATES & ELLIS LLP

                                   Exhibit 5.1